As filed with the Securities and Exchange Commission on January 21,2005

                                                     Registration No. 333-103207
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                            P0ST-EFFECTIVE AMENDMENT

                                      NO. 2

                                       TO

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   -----------

                               DELTA MUTUAL, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                  14-1818394
    (State or other jurisdiction              (IRS Employer Identification No.)
    of incorporation or organization)

                             111 North Branch Street
                             Sellersville, PA 18960
                    (Address of principal executive offices)

                                   -----------

               Delta Mutual, Inc. 2001 Employee Stock Option Plan

                              (Full Title of Plan)

                                 --------------

                                 Peter F. Russo
                             111 North Branch Street
                             Sellersville, PA 18960

                     (Name and Address of Agent For Service)

                                  -------------

                                 (215) 258-2800


          (Telephone number, including area code of Agent for Service)



================================================================================

Explanatory Note:

The prospectus set forth below and filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act of 1933, as amended, and in accordance with Section C of the General Instructions to Form S-8. The prospectus may be used for resales of common stock by the selling stockholders, as identified on page 9 of the prospectus, that are affiliates of the Registrant (as defined in Rule 501(b) of Regulation D of the Securities Act of 1933). The selling stockholders have acquired the shares of common stock under the Delta Mutual, Inc. 2001 Employee Stock Option Plan.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                               DELTA MUTUAL, INC.

PROSPECTUS

                         367,800 Shares of Common Stock
                          (par value $.0001 per share)

                     FOR AFFILIATES OF DELTA MUTUAL, INC.

         Stockholders of Delta Mutual, Inc. (the "Company", "we" or "us") are offering for sale from time to time 367,800 shares of common stock, par value $0.0001 per share, pursuant to this prospectus. See "Selling Stockholders". The Selling Stockholders have acquired these shares pursuant to the Delta Mutual, Inc. 2001 Employee Stock Option Plan.

         We will pay certain of the legal and other expenses of this offering, estimated to be $2,500. The selling stockholders will bear the cost of any brokerage commissions or discounts or other selling expenses incurred in connection with the sale of their shares. The price and the commissions, if any, paid in connection with any sale may be privately negotiated, may be based on then prevailing market prices, and may vary from transaction to transaction and, as a result, are not currently known. In making sales of the shares resold pursuant to this prospectus, the selling stockholders and the broker-dealer firms involved in the transactions will comply with the volumetric limitations set forth in Rule 144(e) under the Securities Act of 1933, as amended.

         Bid and asked prices for our common stock are quoted, and the last sale is reported, on the over-the-counter electronic bulletin board maintained by the National Association of Securities Dealers under the symbol "DLTM." On January 19,2005 the last bid price of the common stock as reported was $0.60. As of January 19,2005, there were 19,866,113 shares of our common stock outstanding.

         We have not registered the shares for sale by the selling shareholders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.

         AN INVESTMENT IN SHARES OF OUR COMMON STOCK INVOLVES SIGNIFICANT RISK. WE URGE YOU TO CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 ALONG WITH THE REST OF THIS PROSPECTUS, BEFORE YOU MAKE YOUR INVESTMENT DECISION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is January 21, 2005

                                Table of Contents




Business Summary.........................................................3
Risk Factors.............................................................6
Use of Proceeds..........................................................8
Selling Stockholders.....................................................9
Plan of Distribution.....................................................9
Description of Capital Stock............................................10
Experts.................................................................10
Where You Can Find Additional Information...............................10
Incorporation by Reference..............................................10

                                BUSINESS SUMMARY

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus contains historical information as well as forward-looking statements. Statements looking forward in time are included in this prospectus pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. We wish to caution readers that in addition to the important factors described elsewhere in this prospectus, the following forward looking statements, among others, sometimes have affected, and in the future could affect, our actual results and could cause our actual consolidated results during 2004, and beyond, to differ materially from those expressed in any forward-looking statements made by or on our behalf.

Unless the context otherwise requires, the terms the "Company", "we", "our" and "us" refers to Delta Mutual, Inc.

GENERAL

We were incorporated under the name Delta Mutual, Inc. on November 17, 1999 in the State of Delaware. We are planning to establish business operations focused on providing construction and environmental technologies and services in specific geographic locations in Puerto Rico, the Middle East, Africa and the Far East.

At the time of the Company's formation, prior company management intended to offer mortgage and lending services through the Internet and secured the domain name rights to the name deltamutual.com.

During our first year of existence, prior management believed that it would be able to fund our intended operations through the sale of our common stock. Our common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol "DLTM." At the time of our formation, companies with Internet-based businesses were treated favorably in the capital markets. In 2000, however, the market for the stock of Internet-based businesses deteriorated substantially and many such companies went out of business because they were unable to raise additional capital.

From inception through December 31, 2002, prior to initiating our current plan of operations, we raised a limited amount of capital through the sale of our common stock. These funds were not sufficient to capitalize any of our business plans.

In April 2001, Kelcon, Inc. ("Kelcon"), a company newly organized for the purpose by Kenneth A. Martin, acquired a controlling interest (450,000 shares) in Delta with a view to acquiring the assets of Enterprises Solutions, Inc. ("Enterprises"). Kelcon's Delta shares were acquired from two of Delta's directors, James E. Platek (300,000 shares) and Bonnie Cunningham (150,000), for which Kelcon paid a total of $450,000. Mr. Martin supplied $75,000 of the purchase price for Delta's shares, and an overseas investor who had previously invested in Enterprises supplied $375,000, for which Kelcon issued a 20% promissory note due October 31, 2001. The investor had the right to convert $100,000 principal amount of the note into 100,000 shares of Kelcon's Delta stock. As part of this transaction, Mr. Platek, Ms. Cunningham, and Delta's third director, Robert Franz, resigned and appointed Mr. Martin as Delta's sole director. Mr. Martin then appointed Mr. Sailor H. Mohler and Mr. Phillip Chung as additional directors.

In May 2000, prior Company management entered into an Agreement of Sale pursuant to which Delta was to acquire substantially all Enterprises' assets in exchange for approximately 11,068,307 shares of Delta's common stock. In June 2001, prior Company management prepared and filed with the Securities and Exchange Commission a registration statement for the shares to be issued to Enterprises' stockholders, with a view to consummating the acquisition.

Due to the death of Enterprises' president, the Agreement of Sale with Enterprises was terminated and the Company's registration statement was withdrawn. Shortly thereafter, Messrs. Sailor H. Mohler and Phillip Chung resigned as directors of the Company.

In August 2002, prior Company management executed a letter of intent to merge with Helvetia Pharmaceuticals, Inc. After a due diligence period, prior Company management terminated negotiations and that proposed transaction was never consummated.

Change of Control

In November 2002, Kelcon, Inc. contracted for the sale of its 450,000 Company common shares to Mr. Gary T. Robinson, a New York businessman, for $275,000 in a private transaction. This transaction represented a "Change in Control" of our Company. As part of this transaction, on March 10, 2003, Kenneth A. Martin appointed Gary T. Robinson and Peter F. Russo to serve as members of our Board of Directors, with Mr. Robinson being appointed as Chief Executive Officer and Chairman of the Board of Directors, while Mr. Russo was appointed as President and Secretary. Thereafter, on March 11, 2003, Mr. Martin resigned as an officer and director of the Company. On June 11, 2003, Mr. Robinson resigned as Chief Executive Officer and Mr. Russo was appointed to that office. On November 28, 2003 Mr. Robinson resigned as a director.

Business Plan

Since the change in control, new Company management has embarked upon a new mission and strategic direction, by establishing joint venture subsidiaries and a limited partnership, primarily to establish of business operations focused on providing construction and environmental technologies and services in Puerto Rico, the Middle East, Africa and the Far East.

Puerto Rico

         The Company formed a majority owned joint venture in Puerto Rico to manage construction and related activities required to build low income houses in Puerto Rico under the Puerto Rican Government's Section 124 low income housing program. In December 2003, the Company secured the purchase rights to 36 acres that are designated Section 124 eligible. Approximately 270 low-income homes are planned for construction on this property. The necessary building permits have been submitted for approval and a real estate agency has been hired to sell the homes planned for construction. Due to events related to the ballot recount in the Puerto Rican gubernatorial election held on November 2, 2004, the election of a new governor was not certified until late December 2004. These events have delayed the Company's permit approval process. Currently, we expect the building permits to be approved and presale of the homes to begin during the first quarter of 2005.

          The Company formed a second majority owned joint venture in Puerto Rico in December 2004 to manage construction and related activities required to build approximately 300 additional homes under the Section 124 low income housing program. We secured the rights to an additional 40 acre tract for this second project in December 2004.

Middle East, Africa and Far East

         The Company intends to establish operating joint ventures in specific countries in the Middle East, and the Far East primarily aimed at soil and water reclamation. The initial step of forming a strategic alliance leading to joint ventures has been established with local organizations in Saudi Arabia and in Indonesia. The Company currently contemplates no activity in Africa in the foreseeable future.

         In September 2004, the Company announced that its environmental services subsidiary, Delta-Envirotech, Inc., would participate with PT Faryan, a local Indonesian company, in a contract with PT Pertamina, the Indonesian state-owned oil company, to clean oil storage tanks containing approximately 51,000 metric tons of oil tank residue located in Cilicap, Indonesia. This project was expected to begin in the fourth quarter of 2004.

         On January 14, 2005, we announced that due to the tsunami that struck Indonesia in late December 2004,the Cilicap project, which is not located in the disaster area, would be delayed because the Indonesian government had refocused its priorities on disaster relief efforts. At the same time, however, we announced that Delta-Envirotech had signed a memorandum of understanding with PT Ranita, another Indonesian company, for processing up to 85,000 metric tons of oil sludge. We currently expect this project to begin in a few months.

         Also on January 14, 2005 we announced that Delta-Envirotech is forming a new joint venture with PT Triyudha, headquartered in Jakarta, to expand our energy and environmental recovery operations in Indonesia.

Central and Eastern Europe

         The Company has made a strategic decision to minimize its activities in Eastern Europe and to maintain a small passive investment in the area that can be expanded in the future if current circumstances change. While the potential for significant environmental remediation activity remains, local government priorities and hard currency shortages relegate these activities to a low status.

License Agreements

On April 2, 2003, we entered into a technology license agreement and addendum thereto (together, the "License Agreement") with Joseph Friedman and Sons International, Inc. ("Friedman") for all of the republics and the former Soviet Union where Friedman has business experience. Based on the termination of certain technology rights licensed to us, as well as our strategic decision to minimize our activities in Eastern Europe, on March 30, 2004 we notified Friedman of termination of the License Agreement. Subsequently, Friedman made a claim for additional shares of stock and the right to appoint a nominee to our Board of Directors. The Company has taken the position that the termination of the License Agreement eliminates the rights Friedman claimed. In November 2004, the Company and Friedman entered into a settlement agreement and mutual release and we paid Friedman a settlement amount as specified in the settlement agreement.

On March 18, 2003, the Company entered into a letter of intent with Hi-Tech Consulting and Construction, Inc. ("Hi-Tech") to form a joint venture to provide environmental technology services primarily to markets in the Middle East and Africa. The joint venture company, named Delta-Envirotech, Inc., is based in Virginia and focus on participating in government sponsored pollution remediation projects. The joint venture agreement was concluded January 14, 2004 and Delta-Envirotech, Inc., a Delaware corporation, was formed.

On March 6, 2003, the Company entered into a consulting agreement with M.U.R.G. LLC ("M.U.R.G.), a Florida based real estate consulting firm for advisory services in connection with the proposed construction of approximately 500 homes in Puerto Rico by the Company. We advanced M.U.R.G. $100,000 against its future commission compensation and M.U.R.G. delivered to us its promissory note payable on demand with interest accruing at the rate of 5% per annum. Mr. Gary Robinson, former Chief Executive Officer and former Chairman of our Board of Directors, advanced a $100,000 loan to us that permitted us to make the advance to M.U.R.G. The project did not go forward and on June 16, 2003 Mr. Robinson agreed to assume the promissory note from M.U.R.G. and reduce the loan amount due him from the Company.

         On April 25, 2003, the Company entered into a letter of intent with Ms. Jamie Burrows and Burrows Consulting, Inc., a Texas based corporation (collectively referred to as "Burrows") to form a joint venture company to be known as Delta Specialty Services. Delta Specialty Services will be based in Houston, Texas and will engage in providing waste remediation technologies and services on a project basis to the United States Government, foreign governments and their respective departments, agencies, political sub-divisions as well as to private entities around the world. As of September 30, 2003 the Company had advanced $75,000 to Burrows. On September 4, 2003, an announcement was made regarding execution of the first legal contract establishing the business relationship with Burrows. The joint venture was officially scheduled to be consummated on October 31, 2003, and operated under the assumption that, if all legal conditions were met, which included the execution and delivery of legal documents defining the rights of the parties and requiring certain funding commitments, the operation of the joint venture would commence. This was not accomplished on the established timetable and the joint venture company has not commenced operations.

COMPETITION

We will remain a development-stage company until we have commenced business operations in accordance with our business plan and have successfully obtained debt or equity financing to fund our projected business operations. There are many established environmental remediation companies that have significantly greater financial and personnel resources and technical expertise than we do. There are well-capitalized environmental services and technology companies as well as highly capitalized housing development companies in our target marketplaces that will continue to retain their dominance and competitive advantages over us.

EMPLOYEES

Currently, we have five employees: Peter F. Russo, the President and Chief Executive Officer; Martin G. Chilek, Vice President and Chief Financial Officer; Jerome Kindrachuk, Vice President-International; John M. Latza Vice President-Puerto Rico Operations and Judith M. Dallas, Director of Administration. Assuming that we obtain the necessary funding to operate our planned businesses, we will hire several additional personnel to staff our projected business operations.

LEGAL PROCEEDINGS

There are no legal proceedings against he Company; however, the claim discussed below is currently under negotiation.

B. Michael Pisani

In January 2003, the Company borrowed $15,000 from B. Michael Pisani ("Pisani"), a stockholder, as evidenced by a promissory note in such principal amount, which was payable with interest on January 27, 2003. This note provided for the issuance of shares of common stock for each month that amounts due and owing were not paid by the Company. The company did not pay the outstanding balance on the maturity date. In April 2003, the company repaid $5,000 of the outstanding principal.

In May 2003, the note was amended to eliminate the requirement for additional shares of stock and subsequently a dispute arose about the validity of the amendment. Pisani disputes the validity of such amendment and made a demand for the issuance of 350,000 shares of common stock. In March 2004, the Company repaid the principal and interest due under the terms of the amended note. Pisani, through counsel, informed the Company that by accepting repayment, he does not prejudice his position regarding the validity of the original note.

The Company is attempting to resolve this dispute. If Pisani prevails in a legal action against the Company, he may be entitled to, in addition to the principal and interest that he has received from the Company, shares of common stock as additional interest.


RISK FACTORS

NO REVENUE AND MINIMAL ASSETS

Because we have no revenues, the Company's ability to continue as a going concern is dependent upon its ability to obtain funds to meet its obligations on a timely basis, obtain additional financing or refinancing as may be required, an ultimately to attain profitability. There are no assurances that the Company will be able to obtain additional financing or, if it is able to obtain additional financing, that such financing will be on favorable terms. The inability to obtain additional financing when needed would have a material adverse effect on operating results.

OUR BUSINESS IS IN THE DEVLOPMENTAL STAGE AND WE EXPECT TO INCUR LOSSES IN THE FUTURE.

Our operations have not generated any revenues nor are they profitable. We have incurred net operating losses from the beginning of our development through September 30, 2004 of $4,067,608 and it is expected that we will continue to incur operating losses in the future. Failure to achieve or maintain profitability may materially and adversely affect the future value of our common stock.

WE HAVE ONLY A LIMITED OPERATING HISTORY AND HAVE NOT OPERATED PROFITABLY SINCE INCEPTION. WE WILL BE REQUIRED TO RAISE SUBSTANTIAL AMOUNTS OF CAPITAL.

We will have to obtain significant additional capital to continue development of our proposed business. There is no assurance that we will be able to obtain sufficient capital to develop our proposed environmental remediation business and market our services successfully.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION BY OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING.

Our independent auditors have added an explanatory paragraph to their audit opinions, issued in conjunction with our financial statements, which states that our ability to continue as a going concern is uncertain due to our continued operating losses, the excess of our liabilities over our assets and uncertain conditions we face in the day-to-day operations. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.


WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION FOR OUR PROPOSED ENVIRONMENTAL REMEDIATION OPERATIONS.

Each aspect of our proposed environmental remediation business is subject to significant international and U. S. federal, state and local environmental regulations. No assurances can be given that such environmental laws or regulations, or that future changes in environmental laws, regulations or interpretations currently applicable to the Company or changes in the nature of the Company's operations, will not adversely impact our proposed operations or have a material adverse effect on the financial condition, operations and liquidity of the Company.

AS A HOUSING DEVELOPER WE FACE GOVERNMENTAL APPROVAL, ECONOMIC AND MARKET RISKS.

Many factors which are beyond our control will affect our proposed business as a developer of housing, including, among others, general economic and real estate market conditions, competitive factors, the availability and cost of borrowed funds, real estate tax rates, federal and state income tax laws, operating expenses (including maintenance and insurance), energy costs, government regulations, and potential liability under changes in environmental and other laws, as well as successful management of the properties.

Our success as a developer of housing will also be subject to certain additional risks including but not limited to, (i) competition for existing and future projects from other developers in the areas of our development properties, (ii) adverse changes in mortgage interest or terms of governmental financing, (iii) possible adverse changes in general economic conditions and adverse local conditions, such as competitive over-bidding, a decrease in employment or adverse changes in real estate zoning laws, and (iv) other circumstance over which we may have little or no control.

Our housing development projects require extensive governmental approvals. There may be delays in obtaining these approvals which have adverse effects on the project for which they are sought, or necessary approvals may not be granted in a timely fashion to enable us to pursue the project to completion. For our low income housing project in Puerto Rico, we are required to obtain building permits, which at this time have not been issued. Due to events related to the ballot recount in the Puerto Rican gubernatorial election held on November 2, 2004, the election of a new governor was not certified until late December 2004. These events have delayed the Company's permit approval process with the Puerto Rico government.

OUR MARKETS ARE VERY COMPETITIVE.

Virtually all of our current and potential competitors have significantly greater financial, marketing and technical resources than we have. As a result, they may be able to leverage a customer base, adapt more quickly to new technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their services and products than we can.

WE DO NOT EXPECT TO PAY DIVIDENDS.

We have never paid dividends on our common stock. Our management anticipates that any earnings generated from our operations will be used to finance our working capital, services and product development and marketing. For the foreseeable future, cash dividends will not be paid to holders of our common stock.


VOLATILITY OF STOCK PRICE.

The market price of our common stock, as is the case for companies without established operations, is extremely volatile based on our future prospects generally and general market and economic conditions. During the 15 month period ended December 31, 2004, the closing per share price of our common stock has fluctuated between $1.09 to $0.16 per share. Our common stock currently trades in the OTC Bulletin Board market.

"PENNY" STOCK REGULATION OF BROKER-DEALER SALES OF OUR SECURITIES.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Generally, penny stocks are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). If our shares are traded for less than $5.00 per share, as they currently are, the shares will be subject to the SEC's penny stock rules unless (1) our net tangible assets exceed $5,000,000 during our first three years of continuous operations or $2,000,000 after our first three years of continuous operations; or (2) we have had average revenue of at least $6,000,000 for the last three years. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prescribed by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As long as our common stock is subject to the penny stock rules, the holders of the common stock may find it difficult to sell our common stock.

                                 USE OF PROCEEDS

         The shares of common stock being offered hereby are for the account of the Selling Stockholders. Accordingly, we will not receive any of the proceeds from the sale of the shares being offered hereby. See "Selling Stockholders".


                              SELLING STOCKHOLDERS

         The shares of common stock to which this prospectus relates may be sold from time to time by the selling stockholders who are "affiliates" of the Company (as defined in Rule 501(b) of Regulation D of the Securities Act of
1933). The selling stockholders have acquired the shares of common stock pursuant to the Delta Mutual, Inc. 2001 Employee Stock Option Plan.

         The table below identifies the selling stockholders, their relationship to us, and the numbers of shares of common stock beneficially owned as of January 21, 2005, and the number of shares covered by this prospectus.



                                              No. of Shs. Beneficially        No. of Shs.   % of Outstanding
Selling Stockholder         Relationship      Owned                           To Be Sold    Shs. After Offering
-----------------------    ---------------   ------------------------------  -------------- -------------------
Peter F. Russo              President & CEO            1,022,600(1)              122,600          4.35%

Martin G. Chilek            VP & CFO                   1,022,600(2)              122,600          4.35%

Jerome Kindrachuk           VP International             722,600(3)              122,600          2.95%


Total                                                  2,767,800                 367,800         10.93%


(1) Mr. Russo owns 100,000 shares of common stock directly and holds options to purchase an aggregate of 2,500,000 shares of common stock. The options were issued on November 19, 2004,are exercisable at a price of $.25 per share, and expire November 18, 2009. Of the options held by Mr. Russo, options to purchase 800,000 shares of common stock have vested.

(2) Mr. Chilek owns 100,000 shares of common stock directly and holds options to purchase an aggregate of 1,750,000 shares of common stock. The options were issued on November 19, 2004, are exercisable at a price of $.25 per share, and expire November 18, 2009. Of the options held by Mr. Chilek, options to purchase 800,000 shares of common stock have vested.

(3) Mr. Kindrachuk owns 100,000 shares of common stock directly and holds options to purchase an aggregate of 750,000 shares of common stock. The options were issued on November 19, 2004, are exercisable at a price of $.25 per share, and expire November 18, 2009. Of the options held by Mr. Kindrachuk, options to purchase 500,000 shares of common stock have vested.


                              PLAN OF DISTRIBUTION

         The common stock covered by this prospectus may be offered and sold from time to time by the Selling Stockholders, including in one or more of the following transactions:

               o    in the OTC Bulletin Board Market;

               o    in transactions other than in the OTC Bulletin Board Market.

               O    in connection with short sales;

               o    by pledge to secure debts and other obligations;

               o in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options;

               o    in combination of any of the above transactions; or

               o pursuant to Rule 144, assuming the availability of an exemption from registration.

         The Selling Stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices or at fixed prices.

         Broker-dealers that are used to sell shares will either receive discounts or commission from the Selling Stockholders, or will receive commissions from the purchasers from whom they acted as agents.

         In sales of the shares, the Selling Stockholders and participating broker-dealers will comply with the volumetric limitations of Rule 144(e) under the Securities Act of 1933, as amended.

                          DESCRIPTION OF CAPITAL STOCK

         We have registered our common stock under the Securities Exchange Act of 1934. For further information on us and our common stock, you should refer to our registration statement on Form 10-SB, filed on May 5, 2000, and Amendment No. 1 thereto, filed on June 15, 2000.

                                     EXPERTS

         The financial statements of Delta Mutual, Inc. as of December 31, 2003 and 2002, and for each of the years in the two year period ended December 31, 2003, incorporated by reference in this prospectus and registration statement have been audited by Wiener Goodman & Company, P.C., independent certified public accountants, as set forth in their report thereon and incorporated by reference herein. The financial statements referred to above are incorporated by reference herein and in the registration statement in reliance on the authority of said firm in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. - 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from the SEC's web site at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

         1. Our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2003.

         2. Our report on Form 10-QSB for our fiscal quarter ended March 31, 2004.

         3. Our report on Form 10-QSB for our fiscal quarter ended June 30, 2004.

         4. Our report on Form 10-QSB for our fiscal quarter ended September 30, 2004

         5. The Company's Registration Statement on Form 10-SB under the Exchange Act, as filed with the Commission on May 5, 2000, together with Amendment No. 1 thereto, filed with the Commission on June 15, 2000, and the description of common stock set forth therein, including any amendments or reports filed for the purpose of updating such description.

         You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at the following address: 111 North Branch Street, Sellersville, PA 18960; telephone (215)258-2800.


         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), File No. 000-28195, are hereby incorporated by reference in this Registration Statement:

         1. The Company's Annual Report on Form 10-KSB under the Exchange Act, as filed with the Commission on April 6, 2004.

         2. The Company's Quarterly Report on Form 10-QSB under the Exchange Act, as filed with the Commission on May 19, 2004.

         3. The Company's Quarterly Report on Form 10-QSB under the Exchange Act, as filed with the Commission on August 12, 2004.

         4. The Company's Quarterly Report on Form 10-QSB under the Exchange Act, as filed with the Commission on November 15, 2004.

         5. The Company's Registration Statement on Form 10-SB under the Exchange Act, as filed with the Commission on May 5, 2000, together with Amendment No. 1 thereto, filed with the Commission on June 15, 2000, and the description of common stock set forth therein, including any amendments or reports filed for the purpose of updating such description.

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

The Registrant's certificate of incorporation authorizes the issuance of up to 100,000,000 shares of the Registrant's common stock, $0.0001 par value per share. Currently, the Registrant has approximately 19,886,113 shares of common stock outstanding.

         The Registrant's common stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of the Registrant's common stock are fully paid and nonassessable.

         Holders of the Registrant's common stock are entitled to one vote, in person or by proxy, for each share of the Registrant's common stock held of record in the stockholder's name on the books of the Registrant as of the record date on any matter submitted to the vote of the stockholders. Cumulative voting in the election of directors is not available to stockholders of the Registrant. Each share of the Registrant's common stock has the same rights, privileges and preferences as every other share and will share equally in the Registrant's net assets upon liquidation or dissolution after satisfaction of liabilities.

         The Registrant's stockholders are entitled to dividends when, and if, declared by the Registrant's board of directors out of funds legally available therefor, and after satisfaction of the prior rights of holders of any outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the laws of Delaware).

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's certificate of incorporation, as amended, provides that its directors and officers shall be indemnified to the fullest extent permissible under Delaware law. The certificate of incorporation also provides that a director shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to corporation or its stockholders for monetary damages for breach or alleged breach of the director's "duty of care." While this statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director's duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant has adopted provisions in its certificate of incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care.

     Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, employees and agents of a corporation.
Section 145 of the Delaware General Corporation Law provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS


Exhibits
--------
3.1b Articles of Incorporation of the Company, as currently in effect, incorporated herein by reference to Exhibit 3.1b to to the Company's Quarterly Report on Form 10Q-SB filed with the Commission on November 15, 2004.

3.2 By-Laws of the Company, incorporated herein by reference to Exhibit 3.2 to Amendment No. 1 to the Company's Registration Statement on Form 10-SB filed with the Commission on June 15, 2000.

3.2a Amendment to Article III, Section I of the By-Laws, incorporated by reference to the Company's quarterly report on Form 10-QSB, filed with the Commission on November 21, 2000.


4.2 Delta Mutual, Inc. 2001 Employee Stock Option Plan, as amended December 1, 2003, incorporated by reference to Exhibit 10.6 to the Company's annual report on Form 10-KSB, filed with the Commission on April 6, 2004.


5.1*                  Opinion of Michael Paige PLLC, counsel to the
                      Company, regarding the legality of the Common Stock being registered.

23.1*                 Consent of Wiener, Goodman & Company PC.

---------------------
* Filed herewith.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation or By-Laws, by contract, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sellersville, Pennsylvania, on January 21, 2005.

                               DELTA MUTUAL, INC.
                               (Registrant)

                               By: /s/ Peter F. Russo
                               -------------------------------------------
                               Title:  President, Chief Executive Officer

                               By: /s/ Martin G. Chilek
                               -------------------------------------------
                               Title:  Chief Financial Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

        Signature                     Titles                     Date
        ---------                     ------                     ----


   /s/Peter F. Russo                  Director               January 21, 2005
   ------------------------

                                INDEX TO EXHIBITS
                                -----------------


5.1 Opinion of Michael Paige PLLC, counsel to the Company, regarding the legality of the Common Stock being registered.

23.1     Consent of Wiener, Goodman & Company, PC